Exhibit 99.1

FOR IMMEDIATE RELEASE

Guardian Technologies International Announces Closings of Certain Private Placements of its Securities in Which it Raised an Aggregate of $4.225 Million

Herndon, Virginia, July 19, 2005 – Guardian Technologies International, Inc., [OTCBB: GDTI - News] announced today that it has raised an aggregate of $4,225,000, before the deduction of certain fees and expenses, from certain private placements of its securities and from an agreement to extend the exercise period of certain bridge warrants.  On July 13, 2005, Guardian completed an offering of its securities for aggregate gross proceeds of approximately $2,655,000, before the payment of certain commissions and expenses.  On June 7, 2005, Guardian received an aggregate of $400,000 from four holders of an aggregate of 320,000 outstanding Guardian warrants in consideration of the extension of the exercise period of such warrants through June 2006.  Also, on April 15, 2005, Guardian closed on a private placement of its securities in which it received aggregate gross proceeds of $1,200,000, before the payment of certain commissions and expenses to Berthel Fisher & Company Financial Services, Inc. (“Berthel Fisher”), who acted as placement agent for the offering.  The foregoing offerings were made exclusively to certain accredited investors.

Guardian issued an aggregate of 1,807,500 shares of its common stock in connection with these private placements and, in connection with the placement that closed on April 15, 2005, the Company issued 120,000 warrants to purchase shares of its common stock at a price of $3.00 per share.  The warrants are exercisable commencing on the date of issuance and ending August 15, 2006, at a price of $3.00 per share.  The warrants contain certain anti-dilution provisions and other customary provisions.

As compensation to Berthel Fisher for its services as placement agent in the offering that closed on April 15, 2005, Guardian issued placement agent’s warrants to purchase an aggregate of 48,000 shares of restricted common stock, and paid commissions and a non-accountable expense reimbursement to Berthel Fisher in the aggregate amount of approximately $96,000.  The placement agent’s warrants are exercisable at a price of $3.00 per share for a period of five years from the date of issuance, contain certain anti-dilution provisions, a piggyback registration right, and a cashless exercise provision.  Guardian also agreed to pay a 7% commission to Berthel Fisher with respect to 425,000 of the shares that were sold in the private placement that closed on July 13, 2005, which is payable, at the election of Berthel Fisher, in cash or by the issuance of restricted common stock of Guardian at a purchase price of $2.00 per share.  In addition, Guardian has agreed to issue placement agent’s warrants to purchase 10% of the shares issued in the offering and placed by Berthel Fisher for an aggregate of 42,500 placement agent warrants. The placement agent’s warrants are exercisable at a price of $2.60 per share for a period of five years from the date of issuance.  The placement agent warrants will contain certain anti-dilution provisions, a piggy-back registration right, a cashless exercise provision and other customary provisions.

All of the foregoing securities, including certain securities issued to Berthel Fisher as compensation for acting as placement agent in the placements, were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Proceeds of the placements are expected to be used for the purpose of product integration and marketing, staff expansion, obtaining certain patent protection for Guardian’s products, and for general working capital purposes.

About Guardian Technologies

Guardian Technologies, based in Herndon, Virginia, employs high-performance imaging technologies and advanced analytics to create integrated information management products and services. It primarily focuses on the areas of healthcare radiology and transportation security scanning. Guardian's products and services automate the processing of large quantities of graphic, numeric, and textual data so organizations can efficiently detect, extract, analyze or effectively act upon the information gleaned from the data. Guardian's solutions are designed to improve the quality and speed of decision-making and enhance organizational productivity and accuracy. For additional information, visit www.guardiantechintl.com.

Forward-Looking Statements

The statements made in this release that are not historical facts contain forward-looking information that involve risks and uncertainties. All statements, other than statements of historical fact, which address Guardian's expectations, should be considered as forward-looking statements. When used in this news announcement, the words "anticipate," "believe," "expect," "estimate," and "intend," and similar expressions, as they relate to the company or its management, are intended to identify forward-looking statements. Such statements are based on knowledge of the environment in which Guardian currently operates, but because of the factors herein listed, as well as other factors beyond its control, actual outcome may differ materially from the expectations expressed in the forward-looking statements. Important factors that may cause the actual outcome to differ from anticipated results include, but are not limited to, the ability to obtain necessary approvals, acceptance of our products, our ability to raise additional financing, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein noted or in its SEC filings. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

Contact:

     Guardian Technologies International, Inc., Herndon, Virginia

     Investors:

     Redwood Consultants, LLC

     Jens Dalsgaard, 415-884-0348

         or

     PR Broadcast

     Michael Friedman, 561-366-8022

              or

     Media:

     Accentuate PR

     Julie Shepherd, 815-479-1833